Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of ChargePoint Holdings, Inc. of our report dated April 4, 2022 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in ChargePoint Holdings, Inc.’s Annual Report on Form 10-K for the year ended January 31, 2022. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

July 1, 2022